EXHIBIT 10.1



AMERICAN TONERSERV
475 Aviation Blvd., Ste 100
Santa Rosa, CA  95403


April 23, 2008

To:    Steve Jensen

From:  Ryan Vice, CFO

Re:    Terms of Optima Payments

The purpose of this letter is to formalize our conversation on the "remaining payments" due to you (hereinafter "Jensen") for the initial acquisition note, inventory and late payments. It is agreed that the current remaining balance due is $812,728.

1. ATS will enter into an Asset Based Loan ("ABL) this week with Celtic Capital. Upon closing, $350,000 of the ABL will be wired to Jensen within 24 hours. Jensen will be subordinate to the ABL on receivables and other Optima assets.

2.  The balance due of $468,541.00 (after the above referenced
$350,000.00 payment) will be converted to a new promissory note (the "Note) yielding and interest rate of 10%. Key note terms will be as follows:

     a. Interest will be calculated based on 365 days of the then outstanding balance, with all interest accruing and paid upon maturity.

     b. Accelerated Maturity Payment - The full outstanding principal and interest will be due upon the earlier of:

          i.  90 days

         ii.  Completion of at least $1mm from the ATS Private
Placement Memorandum

        iii.  Completion of the Merriman Fundraising.

     c.   Principal payments prior to maturity:

          i. Prior to the maturity of the note, Jensen will received payments equal to:

              1.  30% of the ATS PPM raised up to $500k
              2. 50% of the ATS PPM raised in excess of $500K, up to the amount of the outstanding balance of principal, interest and other fees associated with this new note.

          The above terms may be modified upon written approval from ATS and JENSEN.


3. ATS and Axon agree to amend the Axon Management Agreement dated April 1, 2007 to include the following language in section 8.a as cause for an ATS default:

      (1) Cross-Default. An Event of Default has occurred in the above mentioned Note (as defined in the Note), subject to applicable notice and/or cure periods, if any, contained in the Note; provided, however, no additional or separate notice from Axon to ATS and/or Optima shall be required.

     (2) Insolvency; Voluntary Proceedings. ATS and or Optima (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing his inability to pay, his debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) commences any Insolvency Proceeding (as defined below) with respect to himself; or (iii) takes any action to effectuate or authorize any of the foregoing. For the purposes of this Note, "Insolvency Proceeding" means, with respect to any person, (i) any case, action or proceeding with respect to such person before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

4. Security - In the event the unpaid balance of the Note (including interest) equals or exceeds $100,000.00 as of June 30, 2008, the directors of ATS will securitize the unpaid balance of the Note with ATS stock common (stock price will be calculated at a fixed price of ..25 per share) at a rate of 2 to 1. For example, if the balance is $100,000.00; $200,000.00 of stock will be pledged as security.

5.   Misc: It is understood that Holly Difabio (currently and
ATS/Optima employee) is exempt from any Azaria and/or Jensen agreements with ATS/Optima that would hinder Difabio from seeking employment (or Jensen/Optima offering an employment opportunity to Difabio) with Azaria/Jensen (or any related Jensen company).

6. Ford Truck Loans - The obligations for the certain loans to Ford Motor Credit relating to the purchase of Optima (and still in the co-obligor name of Steven Jensen) shall be paid in full by ATS upon the completion of $500,000 in funding of the ATS PPM

I have read these terms and subject to the drafting of a legal definitive agreement, concur with this understanding.


/s/ Ryan Vice                       /s/ Tom Hakel
----------------------------------  --------------------------------
Ryan Vice, CFO            Date      Tom Hakel, Director
American TonerServ Corp.            American TonerServ Corp.
& Optima Technologies, LLC

/s/ Steve Jensen     4/25/08
----------------------------------
Steve Jensen, CEO     Date
Azaria Management Group, LLC